Exhibit 10.1

Portions of this Exhibit 10.1 have been omitted based upon a request for confidential treatment. This Exhibit 10.1, including the non-public information, has been filed separately with the Securities and Exchange Commission “*” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

FIRST AMENDMENT TO TITANIUM SPONGE SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO TITANIUM SPONGE SUPPLY AGREEMENT (the “First Amendment”) dated and effective as of this 20th day of April 2009 is by and between Toho Titanium Co. Ltd., a company organized and existing under the laws of Japan, having its principal place of business at 3-3-5 Chigasaki, Chigasaki-City, Kanagawa-Pref. 253-8510 Japan (hereinafter called “Toho”) and Titanium Metals Corporation, a company organized and existing under the laws of the State of Delaware, having its principal place of business at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 (hereinafter called “TIMET”).  Toho and TIMET are hereinafter collectively called the “Parties” and individually a “Party.”

RECITALS

A.	Toho and TIMET have entered into a Titanium Sponge Supply Agreement for the purchase and sale of titanium sponge dated as of November 14th, 2007 (the “Supply Agreement”).

B.
Certain capitalized terms used in this First Amendment but not defined herein shall have the meanings ascribed to them in the Supply Agreement, Exhibits and Schedules thereto, all of which together form and constitute the Supply Agreement.

C.
Upon execution by both Parties of this First Amendment, the Supply Agreement shall be amended by this First Amendment, and, thereafter, the term “Supply Agreement” shall mean that agreement as so amended.

NOW, THEREFORE, the Parties agree that the Supply Agreement is amended as follows:

1.           Articles 4.1 and 4.2 shall be deleted in their entirety and replaced with the following:

4.1
“For Contract Year 2010, the Firm Annual Quantity shall be [*] metric tons (“MT”) of Commodity, for Contract Year 2011 the Firm Annual Quantity shall be [*] MT of Commodity, and for Contract Year 2012, the Firm Annual Quantity shall be [*] MT of Commodity.

4.2	For Contract Years 2013 to 2025, the Firm Annual Quantity shall be [*] MT of Commodity.”

2.           Each reference to the year 2024 in Articles 5.4(c), 5.4(c)(i) and 5.4(c)(ii), and Article 13.1 shall be amended to mean the year 2025.

3.           The reference to Contract Year 2020 in Article 7.2 shall be amended to mean Contract Year 2021.

4.           Other than as set forth above, the Supply Agreement remains in full force and effect in accordance with its terms.

5.           This First Amendment may be executed in multiple, identical counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto as of the date first hereinabove set forth.

TOHO TITANIUM CO. LTD.

By:        /s/ S. WATANABE
Name:   Shinichi Watanabe
Title:     Senior Executive Managing Officer

TITANIUM METALS CORPORATION

By:        /s/ HENRY S. SEINER
Name:   Henry S. Seiner
Title:     Vice President